UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

TRANSACT TECHNOLOGIES INCORPORATED

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2008

To the Stockholders of TransAct Technologies Incorporated:

Notice is hereby given that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of TransAct Technologies Incorporated (the “Company” or “TransAct”), a Delaware corporation, will be held on May 28, 2008 at 10:00 a.m. Eastern Time, at the Company’s executive offices located at One Hamden Center, 2319 Whitney Avenue, Hamden, CT 06518 for the following purposes:

(1)	To elect two directors to serve until the 2011 Annual Meeting of Stockholders or until the director’s successor has been duly elected and qualified;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008; and

(3)	To transact such other business as may legally come before the Annual Meeting.

Stockholders of record at the close of business on April 4, 2008 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

STEVEN A. DEMARTINO Secretary

Hamden, Connecticut

April 30, 2008

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE COMPANY REQUESTS THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

Transact Technologies Incorporated

One Hamden Center

2319 Whitney Avenue

Suite 3B

Hamden, Connecticut 06518

PROXY STATEMENT FOR ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 28, 2008

This Proxy Statement is being furnished to the stockholders of TransAct Technologies Incorporated (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on May 28, 2008, and any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement, the foregoing Notice of Annual Meeting, the enclosed form of proxy and the Company’s 2007 Annual Report to Stockholders are first being mailed or given to stockholders on or about April 30, 2008.

SOLICITATION AND REVOCATION OF PROXY

Any stockholder who executes and returns the enclosed proxy has the power to revoke the same anytime prior to its being voted. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable. The proxy is in ballot form so that a specification may be made to grant or withhold authority to vote for the election of directors and to indicate separate approval or disapproval as to the other matters presented to stockholders. All of the proposals will be presented by the Board of Directors. The shares represented by the proxy will be voted for the election of the director named thereon, unless authority to do so is withheld. With respect to the other proposals presented to stockholders by the Board of Directors, the shares represented by the proxy will be voted in accordance with the specification made. Where an executed proxy has been received, but a choice is not so specified, the shares represented by the proxy will be voted to elect the director nominees and for proposal 2. In addition, the proxy confers discretionary authority to vote on any matter properly presented at the Annual Meeting which is not known to the Company as of the date of this Proxy Statement.

VOTING SECURITIES

Stockholders of record on April 4, 2008 are entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to cast one vote for each share of Common Stock held on April 4, 2008. There were 9,370,365 shares of Common Stock issued and outstanding and entitled to vote at the close of business on April 4, 2008. Shares representing a majority of the shares issued, outstanding and entitled to be voted at the Annual Meeting, present in person or represented by proxy, will constitute a quorum to transact business.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of April 4, 2008 by: (i) each person known by the Company to own beneficially more than 5% of the Company’s common stock; (ii) each director or nominee for director of the Company; (iii) each current executive officer of the Company named in the Summary Compensation Table; and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons named in the table has sole voting power and sole dispositive power with respect to the shares set forth opposite such person’s name and the address of the holder is One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
COMMON STOCK
Graham Y. Tanaka(1)	365,847	3.69%
Bart C. Shuldman(2)	303,799	3.07%
Charles A. Dill(3)	199,985	2.02%
Thomas R. Schwarz(4)	93,975	*
Steven A. DeMartino(5)	92,000	*
Michael S. Kumpf(6)	75,824	*
James B. Stetson(7)	41,400	*
Tracey S. Chernay(8)	16,000	*
All current directors and executive officers as a group (9 persons)(9)	1,215,629	12.27%

*	Less than 1% of the outstanding Common Stock.

(1)	Includes 62,000 shares subject to options exercisable within 60 days of April 4, 2008 granted under the Company’s Non-Employee Directors’ Stock Plan and 2005 Equity Incentive Plan and 7,065 shares deemed beneficially owned by Mr. Tanaka that are directly owned by his children. Also includes 7,000 unvested shares of restricted stock of the Company.

(2)	Includes 1,500 shares owned by his spouse in an individual retirement account, 4,800 shares owned by his minor children and 3,750 shares owned by his mother. Also includes 15,500 unvested shares of restricted stock of the Company and 249,613 shares subject to options exercisable within 60 days of April 4, 2008 granted under the Company’s 1996 Stock Plan and 2005 Equity Incentive Plan.

(3)	Includes 47,000 shares subject to options exercisable within 60 days of April 4, 2008 granted under the Company’s Non-Employee Directors’ Stock Plan and 2005 Equity Incentive Plan. Also includes 7,000 unvested shares of restricted stock of the Company and 1,550 shares directly owned by his spouse.

(4)	Includes 62,000 shares subject to options exercisable within 60 days of April 4, 2008 granted under the Company’s Non-Employee Directors’ Stock Plan and 2005 Equity Incentive Plan. Also includes 7,000 unvested shares of restricted stock of the Company, 1,500 shares deemed to be beneficially owned by Mr. Schwarz in his capacity as trustee of a trust for the benefit of his granddaughter, 1,500 shares beneficially owned by his daughter, as to which shares he disclaims beneficial ownership, and 3,975 shares owned by his spouse.

(5)	Includes 8,700 unvested shares of restricted stock of the Company and 52,000 shares subject to options exercisable within 60 days of April 4, 2008 granted under the Company’s 1996 Stock Plan and 2005 Equity Incentive Plan.

(6)	Includes 7,500 unvested shares of restricted stock of the Company and 25,725 shares subject to options exercisable within 60 days of April 4, 2008 granted under the Company’s 1996 Stock Plan and 2005 Equity Incentive Plan.

(7)	Includes 5,500 unvested shares of restricted stock of the Company and 20,900 shares subject to options exercisable within 60 days of April 4, 2008 granted under the Company’s 1996 Stock Plan and 2005 Equity Incentive Plan.

(8)	Includes 10,000 unvested shares of restricted stock of the Company and 6,000 shares subject to options exercisable within 60 days of April 4, 2008 granted under the 2005 Equity Incentive Plan.

(9)	Includes 73,700 unvested shares of restricted stock of the Company and 534,537 shares subject to options exercisable within 60 days of April 4, 2008 granted under the Company’s 1996 Stock Plan, 2001 Employee Stock Plan, 2005 Equity Incentive Plan and Non-Employee Directors’ Stock Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC and the Nasdaq Stock Market reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required to be filed by those persons, the Company believes that, during the fiscal year ended December 31, 2007, all such reports were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains policies that relate to the identification, review and approval of related party transactions. As part of a review of possible related person transactions, the Company annually distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers.

Our Standards of Business Conduct require all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the Company. Under the Standards of Business Conduct, situations that involve, or may reasonably be inferred to involve, a conflict between a director, officer or employee’s personal interests and the interests of the Company should be disclosed to the Chair of the Audit Committee. The Audit Committee is then responsible for reviewing the related party transaction. No related party transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company. In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account such factors as it deems appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

From January 1, 2007 to the date of this proxy statement, there have not been any transactions of the type described in Item 404 of Regulation S-K, and currently no such transactions are proposed.

CORPORATE GOVERNANCE

The Company strives to maintain corporate governance practices that benefit the long-term interests of the Company’s stockholders by clearly outlining the Company’s duties and responsibilities, providing a framework for active and fruitful discussions among the members of the Board of Directors and between the Board and management, and avoiding conflicts of interest and other legal and ethical problems. Accordingly, the Company’s corporate governance practices are designed not only to satisfy regulatory requirements, but also to provide for effective management of the Company.

Information on the Company’s corporate governance practices is available to the public under “Corporate Governance” on the Company’s website at www.transact-tech.com. The information on the website includes the Company’s Corporate Governance Principles, the charters of each of the Company’s Committees, and the Company’s Standards of Business Conduct, which includes a code of ethics applicable to the officers responsible for financial reporting, the Chief Executive Officer, Chief Financial Officer and Controller. The Company encourages its directors to attend all Board meetings as well as the Annual Meeting. All of the directors attended the Company’s 2007 Annual Meeting. Each director attended 100% of the Company’s Board meetings held in 2007 and at least 90% of applicable Committee meetings.

Board Size

The Corporate Governance Principles provide that the Board should generally have between four and ten members. In establishing the appropriate number of directors, the Board and the Compensation and Corporate Governance Committee consider (i) resignations and retirements from the current Board, (ii) the availability of appropriate, qualified candidates, and (iii) the goal of assuring that the Board is small enough to facilitate active discussions and decision-making while, at the same time, is large enough to provide an appropriate mix of continuity, experience, skills and diversity so that the Board and its Committees can effectively perform their responsibilities.

Criteria for Membership on the Board

The Board and its Nominating Committee consider a number of different factors in selecting nominees for director. Some of these factors, such as integrity, are applied uniformly to all prospective candidates. Others, such as specific industry experience, may be adopted on a case by case basis by the Board and the Nominating Committee based on the Company’s business needs at the time a nomination is under consideration. The Nominating Committee and the Board of Directors apply the same criteria to each candidate for the Board, regardless of whether the candidate is proposed by a stockholder or some other source. Specific criteria considered by the Nominating Committee and the Board include:

Independence.    The Board of Directors, in its Corporate Governance Principles and Committee charters, has established a policy that a substantial majority of the directors be “independent” members of the Board. The Nominating Committee and the Board consider the independence of each prospective director before election and further consider the independence of all continuing directors on at least an annual basis. The Board has determined that Messrs. Dill, Schwarz and Tanaka are independent in accordance with the Company’s criteria and Mr. Shuldman, the Company’s Chief Executive Officer, is not independent. The Board applies the following criteria in determining independence, which criteria are derived from Nasdaq’s listing standards as well as certain additional requirements that are imposed on certain Committee members under the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service:

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Independent Judgment.    The director must not have any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that might have an impact on the director’s judgment.

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Employment.    The director must not have been an employee of the Company or any parent or subsidiary of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in the director’s home other than a tenant or employee) must not have been an executive officer of the Company during the past three years.

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Other Payments.    Neither the director nor a member of his or her immediate family member may have received compensation of more than $100,000 per year from the Company during any period of twelve consecutive months during the past three years, except for director fees, payments arising solely from investments in the Company’s securities, benefits under certain Company plans and non-discretionary compensation, certain permitted loans and compensation paid to a family member who is not an executive officer of the Company.

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Auditor Affiliation.    Neither the director nor a member of his or her immediate family may be a current partner of the Company’s independent auditors or have been a partner or employee of the Company’s independent auditors who worked on the Company’s audit at any time during the past three years.

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Interlocking Directorships.    Neither the director nor any member of his or her immediate family may be employed as an executive officer by another entity where, at any time during the past three years, any of the Company’s executive officers served on the compensation committee.

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Transactions.    Neither the director nor any member of his or her immediate family may be a partner in, or a controlling stockholder or executive officer of, any organization that, during the current or any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $200,000 or 5% of the recipient’s annual consolidated gross revenues for such year (excluding payments arising solely from investments in the Company’s securities or paid under a non-discretionary charitable matching program).

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Additional Standards for Audit Committee Members.    Any director who serves on the Board’s Audit Committee may not, directly or indirectly, have received any consulting, advisory or other compensatory fee from the Company (other than certain retirement benefits and deferred compensation) or be an affiliate of the Company (except as a director, but including by way of stock ownership). In addition, no such director may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

Overall Board Composition.    The Board of Directors believes it is important to consider the professional skills and background, experience in relevant industries, age and diversity of its directors in light of the Company’s current and future business needs.

Personal Qualities.    Each director must possess certain personal qualities, including integrity, judgment and business acumen. In addition, each director must be no older than 75 years of age at the time of nomination or renomination.

Commitments.    Each director must have the time and ability to make a constructive contribution to the Board. While the Board does not believe it is appropriate to establish a single standard regarding the number of other boards on which a director may sit, this is a factor that may be considered in reviewing a candidate’s suitability.

Additional Criteria for Incumbent Directors.    During their terms, all incumbent directors on the Company’s Board are expected to have regular attendance at Board and Committee meetings; to stay informed about the Company and its business; to participate in discussions of the Board and its Committees; to take an interest in the Company’s business and provide advice and counsel to the Company’s Chief Executive Officer; and to comply with the Company’s Corporate Governance Principles and other applicable policies.

Regulatory Requirements.    The Board must have directors who meet the criteria established from time to time by The Nasdaq Global Market, the Securities and Exchange Commission, the Internal Revenue Service and other applicable regulatory entities for service on the Board and its Committees.

Director Nomination Process

Under its charter, the Nominating Committee is responsible for identifying, reviewing and recommending individuals to the Board for nomination or election as directors. This typically involves the following steps:

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Specific Criteria.    The Nominating Committee and the Board review the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, may establish specific qualifications that the Committee will seek in Board candidates.

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Identifying New Candidates.    The Committee may seek to identify new candidates for the Board (i) who possess the desired qualifications, and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee may seek advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

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Reviewing New Candidates.    The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications and conducting an appropriate background investigation. The Committee may also select certain candidates to be interviewed by one or more Committee members.

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Reviewing Incumbent Candidates.    On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria described above that apply to incumbent directors.

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Recommending Candidates.    The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the Annual Meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the Corporate Governance Principles, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting. At the time of making any recommendation to the Board, the Committee reports on the criteria that were applied in making the recommendation and its findings concerning each candidate’s qualifications.

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Stockholder Nominations Submitted to the Committee.    Stockholders may also submit names of director candidates, including their own, to the Nominating Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating Committee is set forth below at “Procedures for Submitting Director Nominations and Recommendations.” Candidates who are nominated for the Board of Directors by shareholders are evaluated in the same manner as recommendations received from other sources.

Board Meetings and Executive Sessions

The Board of Directors holds regular quarterly meetings, as well as periodic special meetings. In 2007, the Board of Directors held eleven meetings.

Independent directors meet by themselves in executive sessions, without management or employee directors present, at most regularly scheduled Board meetings. In addition, independent directors may convene additional executive sessions at any time.

These executive sessions are led by the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters). When it is not clear which committee has specific responsibility for the subject matter, the Chair of the Compensation and Corporate Governance Committee presides.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation and Corporate Governance Committee, the Nominating Committee and the Executive Committee.

Each Committee is composed entirely of independent directors and operates under a written charter. The Chair of each Committee is selected by the Board. Each Committee, except the Executive Committee, holds regular executive sessions at which only Committee members are present. Each Committee is authorized to retain its own outside counsel and other advisors as it desires.

Charters for the Audit Committee, the Compensation and Corporate Governance Committee, and the Nominating Committee are available on the Company’s website, www.transact-tech.com, but a brief summary of the committees’ responsibilities follows:

Audit Committee.    The Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the quality and integrity of the Company’s financial statements and accounting practices, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm and internal audit function. It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Dill serving as Chair. The Board has determined that each member of the Audit Committee is an independent director and meets the financial literacy requirements of The Nasdaq Global Market to serve on the Committee. In addition, the Board has determined that Mr. Dill is an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter, which was revised in March 2004 and is posted on the Company’s website. The Audit Committee met four times during 2007.

Nominating Committee.    The Nominating Committee is responsible for assisting the Board in carrying out its responsibilities relating to the composition of the Board, including identifying, reviewing and recommending candidates to the Board for nomination or election as directors. It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Tanaka serving as Chair. The Nominating Committee operates under a written charter, which was adopted in March 2004 and is posted on the Company’s website. The Nominating Committee met one time during 2007.

Compensation and Corporate Governance Committee.    The Compensation and Corporate Governance Committee is responsible for assisting the Board in carrying out its responsibilities relating to executive compensation, the Company’s corporate governance practices, CEO performance review and succession planning, director compensation, Board and Committee performance evaluation and stockholder communication matters. It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Schwarz serving as Chair. The Compensation and Corporate Governance Committee operates under a written charter, which was adopted in March 2004 and is posted on the Company’s website. The Compensation and Corporate Governance Committee met four times during 2007.

Executive Committee.    The Executive Committee meets between scheduled meetings of the Board of Directors and has the power and authority of the Board, except as limited by the Company’s By-Laws. It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka. The Executive Committee did not meet during 2007.

Board and Committee Performance Evaluations

The Board of Directors conducts annual evaluations of its composition, responsibilities, structure, processes and effectiveness. Each Committee of the Board conducts a similar evaluation with respect to such Committee. These evaluations are conducted under the auspices of the Compensation and Corporate Governance Committee.

Standards of Business Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has approved and the Company has adopted Standards of Business Conduct (the “Standards”), which apply to the Company’s directors, officers and employees. The Standards provide an overview of the Company’s policies related to employee conduct in the workplace, regulatory compliance and investigations; the Company’s relationships with its customers, vendors, competitors and the public; insider trading; conflicts of interest; lobbying; political activities and contributions; accuracy of books, records and financial statements; confidentiality; and the protection of all who come forward to report suspected violations of the Standards. In addition, the Standards act as a code of ethics promoting honest and ethical conduct on the part of the Company’s officers who are responsible for financial reporting, including the Chief Executive Officer, Chief Financial Officer and Controller. The Standards mandate that these officers avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations, and promptly report any possible violation of the Standards. The Standards require these individuals to promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications. It sets forth standards for accounting practices and maintenance of records. Individuals who fail to observe the terms of the Standards may face disciplinary action, including possible employment termination.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors currently consists of four directors and is divided into three classes. Each class of directors is elected by the holders of the Company’s Common Stock to serve a staggered three-year term.

At the Annual Meeting, two persons are to be elected to hold office as a director until the 2011 Annual Meeting of Stockholders or until a successor is duly elected and qualified. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote such proxy “FOR” the election of the nominee named below. Should the nominee become unavailable, which is not anticipated, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Board of Directors, or in the absence of such designation, in such other manner as the Board may in their discretion determine. Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees and incumbent directors who are then able to serve.

Director Independence and Qualifications

The Board of Directors has determined that Messrs. Dill, Schwarz and Tanaka are “independent” within the criteria established under the Company’s Corporate Governance Principles. Mr. Shuldman, as Chief Executive Officer of the Company, is not independent. See “Corporate Governance — Criteria for Membership on the Board.” In addition, the Board has determined that each member of the Audit Committee is financially literate and each director or nominee possesses the high level of skill, experience, reputation and commitment that is mandated by the Board.

Information Concerning Nominees for Re-election as Director Whose Terms Will Expire at the 2011 Annual Meeting

Thomas R. Schwarz, 71, has been a director of the Company since its formation in June 1996 and was Chairman of the Board from June 1996 to February 2001. Mr. Schwarz was Chairman and Chief Executive Officer of Grossman’s Inc., a retailer of building materials, from 1990 until his retirement in 1994. From 1980 to 1990, he was President, Chief Operating Officer and a director of Dunkin’ Donuts Incorporated, a food service company. Mr. Schwarz is a director of Tanaka Growth Fund and another privately held company.

Bart C. Shuldman, 51, has been Chief Executive Officer, President and a director of the Company since its formation in June 1996 and has been Chairman of the Board since February 2001. Previously, Mr. Shuldman was Vice President of Sales and Marketing of Magnetec Corporation, a former subsidiary of Tridex, from April 1993 to August 1993, and served as President of Magnetec, and later the combined operations of Magnetec and Ithaca Peripherals Incorporated, another former Tridex subsidiary, from August 1993 to June 1996.

VOTE REQUIRED

The election of Thomas R. Schwarz and Bart C. Shuldman, respectively, as directors of the Company requires affirmative votes of the holders of a plurality of the votes of the Company’s Common Stock present in person or represented by proxy and entitled to vote. Abstentions by holders of such shares and broker non-votes will have no effect on the election of directors, but will be included in determining the presence of a quorum at the Annual Meeting.

The Board of Directors of the Company Recommends a Vote “FOR” the Election of Thomas R. Schwarz and Bart C. Shuldman as Directors of The Company.

Information Concerning Director Whose Term Will Expire at the 2009 Annual Meeting

Charles A. Dill, 68, has been a director of the Company since its formation in June 1996. From 2004 to the present, Mr. Dill has served as a General Partner of Two Rivers Associates, a private equity investment firm. Mr. Dill was a General Partner of Gateway Associates, a venture capital firm, from 1996 to 2004. Mr. Dill currently serves as a director of Zoltek Companies, Inc. and Stifel Financial Corp., as well as several other privately held companies.

Information Concerning Director Whose Term Will Expire at the 2010 Annual Meeting

Graham Y. Tanaka, 60, has been a director of the Company since its formation in June 1996. Mr. Tanaka has been President of Tanaka Capital Management, Inc., an investment management firm, since 1986. He is a director of Tanaka Funds, Inc. and Tanaka Capital Management, Inc.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2008 fiscal year. This selection is being presented to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the Company’s formation.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED

The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes of the Common Stock present in person or represented by proxy and entitled to vote. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote such proxy “FOR” the ratification of PricewaterhouseCoopers LLP. Abstentions by holders of such shares with respect to voting on this matter will have the effect of a negative vote; broker non-votes with respect to voting on this matter will have no effect on the outcome of the vote. In the event stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED

BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the Securities and Exchange Commission’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company, (ii) would place the independent registered public accounting firm in the position of auditing its own work, (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company, or (iv) would place the independent registered public accounting firm in a position of acting as an advocate for the Company. In addition, the Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit Committee may delegate to one of its members the authority to address certain requests for pre-approval of services between meetings of the Committee, and such Committee member is required to report his or her pre-approval decisions to the Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit Committee monitors compliance by management with the pre-approval policy by requiring management, pursuant to the Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S SERVICES AND FEES

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. Accordingly, the Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for the Company. In addition, the Audit Committee has procedures in place for the pre-approval by the Audit Committee of all services provided by PricewaterhouseCoopers LLP. These pre-approval procedures, as amended, are described below under “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm.”

The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
Audit Fees(1)	$402,580	$435,034
Audit-Related Fees(2)	40,000	37,000
Tax Fees(3)	95,184	53,068
All Other Fees(4)	1,515	1,515

Total Fees for Services Provided	$539,279	$526,617

(1)	Audit Fees consist of fees related to: (i) the annual audit of the Company’s financial statements and of internal controls, (ii) reviews of the Company’s quarterly financial statements, (iii) statutorily required audits for the Company’s UK subsidiary and (iv) the review of registration statements, periodic reports and other reports filed with the SEC.

(2)	Audit-Related Fees consist of fees incurred for consultations regarding accounting and financial reporting standards.

(3)	Tax Fees include fees incurred for tax planning and advice, preparation of domestic and foreign tax returns, research and development tax credit study and review of tax accruals.

(4)	All Other Fees include software license fees for the use of a web-based accounting research tool.

The Audit Committee has considered whether the provision of the above services, other than Audit Fees, is compatible with maintaining the auditors’ independence and has determined that, in its opinion, they are compatible. All of the above services during the year ended December 31, 2007, other than those covered by Audit Fees, were either approved by the Audit Committee or were performed pursuant to pre-approval policies and procedures.

Audit Committee Report

Under its charter, the Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the internal control over financial reporting and quality and integrity of the Company’s financial statements and accounting practices, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm and internal audit function.

Management is responsible for preparing complete and accurate consolidated financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and for issuing reports about those financial statements. The Audit Committee meets with the independent registered public accounting firm, the Chief Executive Officer, the Chief Financial Officer and the senior management of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company’s system of internal accounting controls over financial reporting, the financial statements contained in the Company’s Annual Report to Stockholders and other related matters. Separate meetings are held with the independent registered public accounting firm and management.

In connection with its duties, the Audit Committee has taken the following actions:

•	It has reviewed and discussed the audited financial statements, as well as the assessment of internal controls over financial reporting, with management.

•

It has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the financial statements in accordance with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

•

It has received from the independent registered public accounting firm the written disclosures describing any relationships between the independent registered public accounting firm and the Company and the letter confirming their independence required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm matters relating to their independence.

•

Based on its review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Charles A. Dill, Chairman

Thomas R. Schwarz

Graham Y. Tanaka

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the philosophy, approach, and elements used by us and the Compensation and Corporate Governance Committee (the “Compensation Committee”) of our Board of Directors, which is composed entirely of independent directors of the Company, to define, manage, and review compensation paid to our executives. Our philosophy and approach to executive compensation apply to all executive officers of the Company, including those executives designated as named executive officers.

Our Compensation Committee provides oversight for the hiring and termination of all executive officers of the Company, the design and management of the executive compensation programs, and our philosophy and programs for all employee compensation and benefit programs worldwide. The Compensation Committee also approves the issuance of all equity awards to employees, including executive officers, of the Company and its subsidiaries. The Committee maintains a written charter statement (the “Compensation Committee Charter”) that is formally reviewed by the Compensation Committee periodically. The Compensation Committee Charter is available on our Internet website at www.transact-tech.com under the Investor Relations tab.

Philosophy and Objectives of the Compensation Program

Our Compensation Committee’s philosophy is that our executive compensation program is to be based on our performance and be competitive with other similar-sized companies in similar industries. The primary objectives of our compensation program are to:

•	Attract, engage, retain, and reward executive officers;

•	Motivate employees and encourage individual initiative and effort;

•	Help to achieve key business objectives and attain Company goals; and

•	Align executives’ interests closely with those of the Company and its shareholders.

Our executive compensation program principally includes base salary, an incentive cash performance bonus program and equity incentive awards. The Compensation Committee believes that each element of the total compensation program helps to ensure that the efforts of our executive officers support the creation of stockholder value, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality or linking individual performance to the Company’s overall performance. The Committee retains its discretion to modify the compensation program elements in response to the needs of the Company. In fiscal 2007, due to the uncertain business markets in which the Company operates, the Committee did not approve a formal incentive cash compensation plan, but retained discretion to award bonuses to individuals based on the Committee’s assessment of Company and management performance during fiscal 2007, as described in more detail below.

The elements of our executive compensation program are periodically analyzed using current publicly available market data, contemporary market trends in the industries in which the Company operates and periodic reviews of compensation and benefit surveys. Although we perform periodic reviews of salary surveys and occasionally use compensation consultants to analyze elements of our compensation program, we do not believe that it is appropriate to establish compensation levels based solely on the use of such surveys. We rely upon our judgment in making compensation decisions, after reviewing the financial performance of the Company and carefully evaluating an executive officer’s performance, business achievements, leadership qualities, operational performance, business responsibilities, number of years of experience in the industry and/or with the Company, current compensation arrangements and long-term potential to enhance shareholder value. While competitive market compensation paid by other companies is one of the many factors that we consider in assessing the reasonableness of compensation, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to solely determine executive officer compensation. Instead, we incorporate flexibility into our compensation program and in the assessment process to respond to and adjust for the evolving business environment. We strive to achieve an appropriate mix between cash payments and equity incentive awards to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity awards. We believe one of the most important indicators of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance.

The Compensation Committee, on occasion, meets with the Chief Executive Officer and Chief Financial Officer to obtain recommendations with respect to the Company’s compensation programs, practices and packages for executive officers, senior managers and other employees. Our Chief Executive Officer and Chief Financial Officer, with the assistance and support of the human resources department, provide recommendations regarding the design of the Company’s compensation program to the Compensation Committee. The Compensation Committee considers, but is not bound to accept, management’s recommendations with respect to executive compensation.

Elements of the Company’s Compensation Plan

The principal elements of the Company’s compensation program are base salary, an incentive cash bonus program and equity incentive awards.

Base Salary:    In general, base salaries for employees, including executive officers, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, external market data and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Base salary for each executive is reviewed on an annual basis as part of our companywide merit review process. The amount of any merit increase to an executive’s base salary is determined based on a combination of the current position of the executive’s pay against market data and the executive’s performance and results during the past year. Our Chief Executive Officer is responsible for assessing the performance of each executive reporting to him. Our Compensation Committee assesses the performance of our Chief Executive Officer.

Incentive Cash Bonus Program:    We have historically maintained an incentive cash compensation plan for all executive officers, except for those who receive sales commissions, which provides our executives with the opportunity to receive performance bonuses upon the attainment of certain annual financial objectives, as well as individual performance objectives. In fiscal 2007, due to the uncertain business markets in which the Company operates, the Committee did not approve a formal incentive cash compensation plan, but retained discretion to award bonuses to individuals based on the Committee’s assessment of Company and management performance during fiscal 2007, as described in more detail below.

Equity Incentive Awards:    The goal of our equity-based incentive awards is to align the interests of our executives with our shareholders and to provide executives with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. We believe that our long-term performance is improved by encouraging ownership by our executives through the use of stock-based grants. Because vesting of our stock awards is based on continued employment, our equity-based incentives also facilitate the retention of executives through the term of the awards. Generally, we believe that stock options are the most effective tool for meeting our compensation goal of increasing long-term shareholder value by tying the value of stock options to our future performance — i.e. executives are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price.

Grants of stock options are typically approved by the Compensation Committee at its regularly scheduled meeting on or about March 1. While the majority of stock option awards to our employees have been made under our annual grant program, the Compensation Committee may make stock option awards to employees at other times, including at the time of hire of an employee, promotion of an employee, to reward an employee, for retention purposes or for other circumstances as recommended by the Chief Executive Officer or the Compensation Committee. In determining the size of the long-term equity incentives to be awarded to employees, we take into consideration a number of factors including but not limited to relative job scope, individual performance level, prior contributions to the Company, the need to retain the employee, the size of prior grants and competitive market data. Based upon these factors, the Compensation Committee determines the size of the equity incentives at levels it considers appropriate to create meaningful opportunity for reward predicated on the creation of long-term shareholder value.

The exercise price of options granted is set at the closing price of our common stock on the date of grant. Grants of options generally vest in equal annual installments over a three- to five-year period and have a ten-year term.

2007 Executive Compensation

The specific compensation decisions made for each of our executive officers for 2007 reflect the performance of the Company against key financial and operational measurements, as well as performance against individual objectives.

Base Salary:    In determining the base salary of the Named Executive Officers, the Compensation Committee evaluated the overall performance of the Company and the individual’s contributions to that performance, as well as the performance of the sales unit or function that each leads when relevant. In March 2007, the Compensation Committee conducted an annual review and evaluation of the compensation levels of Mr. Shuldman, Mr. DeMartino and Mr. Kumpf, including taking into consideration a compensation study prepared by Towers Perrin in October 2006. The Compensation Committee concluded that Mr. Shuldman’s base salary level was competitive, and accordingly, no increase in base salary was warranted. Mr. Kumpf’s base salary was increased by 12% to $200,000 and Mr. DeMartino’s base salary was increased by 3% to $236,900.

Incentive Cash Bonus:    In fiscal 2007, due to the uncertain business markets in which the Company’s operates, the Committee did not approve a formal incentive cash compensation plan, but retained discretion to award bonuses to individuals based on the Committee’s assessment of Company and management performance during fiscal 2007, as described in more detail below. In February 2008, the Compensation Committee approved a discretionary cash bonus payout for fiscal 2007 to all salaried employees except for Mr. Shuldman. The Committee determined this payout was appropriate to help retain the Company’s employees, reward fiscal 2007 individual performance, and to motivate future performance during a difficult business environment. The amount each salaried employee received, including the named executive officers, except for Mr. Shuldman, was 33% of their target bonus which resulted in an aggregate payout of approximately $200,000. Mr. DeMartino, Mr. Kumpf, Mr. Stetson and Mrs. Chernay were paid a cash bonus of $39,089, $23,100, 5,000 and $5,000, respectively. No cash bonus was paid to Mr. Shuldman for 2007. These amounts are shown in the “Summary Compensation Table” below under the column “Bonus.” In approving the discretionary bonus payments, the Committee determined that it would be in the best interests of the Company to pay the same percentage of target bonus to all salaried employees rather than distributing a bonus to just selected employees or named executive officers. The 2007 discretionary bonuses paid to the named executive officers were substantially below the amounts they received in fiscal 2006 under the cash incentive plan then in effect. This reflects the Committee’s belief that bonus compensation is desirable to reward performance and retain and motivate the named executive officers, as well as all employees, to continue to work toward creating stockholder value.

Equity Incentive Awards:    With regard to equity incentive compensation, during 2007 one equity incentive award was granted to the executives. In February 2007, the Compensation Committee awarded a grant to Mr. Shuldman, Mr. DeMartino, Mr. Kumpf, Mr. Stetson and Mrs. Chernay of stock options to purchase 25,000, 15,000, 15,000, 7,500 and 15,000 shares, respectively. The vesting terms of the grant of stock options are outlined in the table entitled “Grants of Plan-Based Awards in 2007.”

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year. Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. The levels of base salary, annual cash incentive bonus and equity compensation we generally pay to our executive officers do not exceed this limit, and thus compensation decisions are not driven by the requirements of Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in TransAct’s proxy statement for the 2008 annual meeting.

Compensation and Corporate

Governance Committee

Thomas R. Schwarz, Chairman

Charles A. Dill

Graham Y. Tanaka

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers (the “Named Executive Officers”) in 2007 and 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (3)($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Bart C. Shuldman(1)	2007	425,880	—		160,157	58,629	—		34,589	(6)	679,255
Chairman, President and Chief Executive Officer	2006	422,517	—		162,578	29,236	191,646	(5)	34,231	(6)	840,208

Steven A. DeMartino	2007	235,493	39,089	(9)	73,128	39,084	—		19,195	(7)	405,989
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2006	203,360	—		73,466	21,222	86,250	(5)	18,961	(7)	403,259

Michael S. Kumpf	2007	193,538	23,100	(9)	53,711	33,226	—		20,630	(7)	324,205
Executive Vice President, Engineering	2006	176,983	—		54,244	15,923	46,829	(5)	20,661	(7)	314,640

James B. Stetson	2007	140,000	104,500	(2)	43,850	19,535	—		15,623	(7)	323,508
Senior Vice President and Business Manager, TransAct Services Group	2006	140,000	71,732	(2)	44,354	10,617	—		14,312	(7)	281,015

Tracey S. Chernay	2007	150,985	76,384	(2)	27,316	24,155	—		12,600	(8)	291,440
Senior Vice President, Sales and Marketing	2006	144,667	34,000	(2)	27,316	7,908	16,380	(5)	11,780	(8)	242,051

(1)	Mr. Shuldman was a director of the Company in 2006 and 2007, but he did not receive any separate compensation for those services.

(2)	Bonuses paid to Mr. Stetson and Mrs. Chernay represent commissions on sales by the Company in fiscal 2006, and commissions on sales by the Company for 2007 in the amounts of 99,500 and 71,384, respectively, plus discretionary bonuses of $5,000 and $5,000, respectively.

(3)	All restricted stock awards were under the Company’s 1996 Stock Plan. The amounts shown here represent compensation expense incurred by us in 2006 and 2007 in connection with restricted stock awards, calculated in accordance with SFAS 123(R). There were no forfeitures of restricted stock awards by this group during the year. For information on the valuation assumptions with respect to these awards, refer to note 12 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007 and note 13 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(4)	All stock option awards in 2006 and 2007 were granted under the company’s 2005 Equity Incentive Plan. The amounts shown here represent compensation expense incurred by us in 2006 and 2007 in connection with those options, calculated in accordance with SFAS 123(R). For information on the valuation assumptions with respect to these awards, refer to note 12 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. Please see the “Outstanding Equity Awards at 2007 Fiscal Year-End” table for a description of option awards. There were no forfeitures of stock option awards by this group during the year.

(5)	For Mr. Shuldman, Mr. DeMartino, Mr. Kumpf and Mrs. Chernay, these amounts represents incentive cash bonuses earned in 2006 under the Company’s Cash Incentive Program.

(6)	For Mr. Shuldman, this amount consisted of $19,200 for an automobile allowance, Company contributions under the Company’s 401(k) Plan, disability insurance, tax return preparation fees and $773 for life insurance.

(7)	For Mr. DeMartino, Kumpf and Stetson, these amounts consist of automobile allowances, Company contributions under the Company’s 401(k) Plan, life insurance and disability insurance.

(8)	For Mrs. Chernay, this amount consists of an automobile allowance and Company contributions under the Company’s 401(k) Plan.

(9)	For Mr. DeMartino and Mr. Kumpf, these amounts represent cash bonuses earned in 2007 and awarded by the Compensation Committee as a discretionary bonus.

Grant of Plan-based Awards in 2007

The following table sets forth information concerning the grant of plan - based awards to Named Executive Officers in 2007:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(1)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)($)
Bart C. Shuldman	2/28/07	25,000	9.51	158,048

Steven A. DeMartino	2/28/07	15,000	9.51	94,829

Michael S. Kumpf	2/28/07	15,000	9.51	94,829

James B. Stetson	2/28/07	7,500	9.51	47,414

Tracey S. Chernay	2/28/07	15,000	9.51	94,829

(1)	Each stock option award disclosed in the Grants of Plan-Based Awards in 2007 table was issued under our 2005 Equity Incentive Plan and was granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by the closing price of the stock on the date the option was granted. Subject to the terms of our 2005 Equity Incentive Plan and the option agreements issued in connection with these grants, each option award granted in 2007 to a Named Executive Officer vests at a rate of 20% per year over five years.

(2)	All stock option awards in 2007 were granted under the company’s 2005 Equity Incentive Plan. The amounts shown represent the fair value of stock options granted in 2007 calculated in accordance with SFAS 123(R). For information on the valuation assumptions with respect to these awards, refer to note 12 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. Please see the “Outstanding Equity Awards at 2007 Fiscal Year-End” table for a description of option awards. There were no forfeitures of stock option awards by this group during the year.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table shows outstanding equity awards for the Named Executive Officers as of December 31, 2007:

						Stock Awards
		Option Awards					Market Value of Shares or Units of Stock That Have Not Vested (1)($)
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
Bart C. Shuldman	8/24/99	7,500	—	4.17	8/24/09	—	—
	2/26/01	57,363	—	3.42	2/26/11	—	—
	5/17/02	168,750	—	3.77	5/17/12	—	—
	1/2/04	—	—	—	—	15,000	71,850
	3/25/05	—	—	—	—	12,000	57,480
	1/2/06	2,500	10,000	7.90	1/2/16	—	—
	3/1/06	3,000	12,000	9.75	3/1/16	—	—
	2/28/07	—	25,000	9.51	2/28/17	—	—

Steven A. DeMartino	2/26/01	500	—	3.42	2/26/11	—	—
	5/17/02	40,500	—	3.77	5/17/12	—	—
	1/2/04	—	—	—	—	3,000	14,370
	6/1/04	—	—	—	—	1,200	5,748
	3/25/05	—	—	—	—	9,000	43,110
	1/2/06	2,000	8,000	7.90	1/2/16	—	—
	3/1/06	2,000	8,000	9.75	3/1/16	—	—
	2/28/07	—	15,000	9.51	2/28/17	—	—

Michael S. Kumpf	2/26/01	2,100	—	3.42	2/26/11	—	—
	5/17/02	14,625	—	3.77	5/17/12	—	—
	11/20/02	4,999	—	3.10	11/20/12	—	—
	1/2/04	—	—	—	—	3,000	14,370
	3/25/05	—	—	—	—	9,000	43,110
	1/2/06	1,500	6,000	7.90	1/2/16	—	—
	3/1/06	1,500	6,000	9.75	3/1/16	—	—
	2/28/07	—	15,000	9.51	2/28/17	—	—

James B. Stetson	2/26/01	4,500	—	3.42	2/26/11	—	—
	5/17/02	7,500	—	3.77	5/17/12	—	—
	11/20/02	3,400	—	3.10	11/20/12	—	—
	1/2/04	—	—	—	—	3,000	14,370
	3/25/05	—	—	—	—	6,000	28,740
	1/2/06	1,000	4,000	7.90	1/2/16	—	—
	3/1/06	1,000	4,000	9.75	3/1/16	—	—
	2/28/07	—	7,500	9.51	2/28/17	—	—

Tracey S. Chernay	5/2/05	—	—	—	—	10,000	47,900
	1/2/06	1,000	4,000	7.90	1/2/16	—	—
	3/1/06	500	2,000	9.75	3/1/16	—	—
	2/28/07	—	15,000	9.51	2/28/17	—	—

(1)	Calculated based on the closing price of the Company’s stock on December 31, 2007, the last trading day of the fiscal year.

Options Awards Vesting Schedule

Grant Date	Vesting Schedule
8/24/99	20% per year for five years

2/26/01	20% per year for five years

5/17/02	20% per year for five years

11/20/02	20% per year for five years

1/2/06	20% per year for five years

3/1/06	20% per year for five years

2/28/07	20% per year for five years

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule
1/2/04	20% per year for five years

6/1/04	20% per year for five years

3/25/05	20% per year for five years

5/2/05	100% after three years

Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)($)
Bart C. Shuldman	3,000	7,210	11,500	89,445

Steven A. DeMartino	—	—	5,100	37,293

Michael S. Kumpf	—	—	4,500	33,465

James B. Stetson	—	—	3,500	26,385

Tracey S. Chernay	—	—	—	—

(1)	Calculated based on the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	Calculated based on the market value on the vesting date of the shares underlying each award.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that may require payments be made, and/or benefits be provided, to the Named Executive Officers: (i) in the event a Named Executive Officer’s employment is terminated other than for Cause, as defined below, (a “Termination Event”), (ii) if a change in control (as defined by the applicable agreement or plan) occurs (a “Change in Control Event”) or (iii) if a Termination Event occurs or a Named Executive Officer resigns for certain specified reasons within one year of a change in control (a “Change in Control and Termination Event”). The payments and benefits that each Named Executive Officer may be entitled to receive upon a Termination Event, Change in Control Event or a Change in Control and Termination Event are described in the applicable employment agreement or severance agreement and the Company’s 1996 Stock Plan and 2005 Equity Incentive Plan. Below is a description of the types of events that would trigger payments under these agreements and plans and the potential payments to each such Named Executive Officer assuming that a triggering event occurred on December 31, 2007, the last day of our most recent fiscal year.

Employment and Severance Agreements

Events That Trigger a Termination Event or Change in Control Event.    The applicable employment and severance agreements generally define Cause as a termination for the following reasons: (i) action or inaction by the Named Executive Officer that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the Board or officers of the Company or a commission of a crime of moral turpitude; (ii) material, repetitive, unjustified and unexcused refusal to follow the reasonable and lawful written instruction of the Board — or in the case of the Named Executive Officers other than Mr. Shuldman, the Board or the Company’s President; or (iii) death or disability. Change in control is generally defined in each agreement to include (i) a merger of the Company with another company where the majority of the board of the surviving company is not comprised of directors of the Company in office immediately prior to the transaction, (ii) a change in the board of directors of the Company such that after an election a majority of the directors in office are not directors that were nominated by two-thirds of board members prior to the election or (iii) a complete liquidation of the Company.

Effect of a Termination Event or Change in Control and Termination Event.    Under the terms of an Employment Agreement dated July 31, 1996 between Bart C. Shuldman and the Company, if a Termination Event or Change in Control Event were to occur, Mr. Shuldman would continue to receive: (i) his annual base salary and (ii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; an automobile allowance; and certain service fees related to medical exams, income tax planning and estate planning) for two years and three years, respectively, from the date of termination. In connection with a Termination Event, Mr. Shuldman would receive a pro rata portion of his annual target bonus amount for the year of termination. If a Change in Control Event were to occur and within one year thereafter either Mr. Shuldman’s employment is terminated other than for Cause, or Mr. Shuldman resigns following a significant reduction in the nature or scope of his responsibilities or authorities, a decrease in salary other than resulting from a reduction that applies generally to all management personnel or specified relocations of the Company’s facilities, Mr. Shuldman would be entitled to continue to receive, in addition to the amounts listed in the first sentence, his annual target bonus for a period of three years from the date of termination and all stock options and other awards granted to Mr. Shuldman under the Company’s stock plans would immediately vest.

Under the terms of a Severance Agreement with Steven A. DeMartino dated June 1, 2004, if a Termination Event were to occur, Mr. DeMartino would be entitled to continue to receive, for one year following the date of termination (i) his annual base salary, (ii) a pro rata portion of his annual target bonus for the year of termination and (iii) medical, dental, vision, life and long term disability insurance benefits. If a Change in Control Event were to occur and the employment of Mr. DeMartino is terminated other than for Cause, or if he resigns for specified reasons, within one year of a change in control, Mr. DeMartino would be entitled to receive for two years after his termination (i) his annual base salary, (ii) annual target bonus, (iii) medical, dental, vision, life and long term disability insurance benefits and (iv) all stock options granted to Mr. DeMartino would immediately vest.

Under the terms of Severance Agreements with Michael S. Kumpf, James B. Stetson, and Tracey S. Chernay dated September 4, 1996, January 24, 2001 and July 29, 2005, respectively, if a Termination Event were to occur, the applicable Named Executive Officer would be entitled to continue to receive, for six months following the date of termination (i) a pro rata portion of his or her annual base salary, (ii) a pro rata portion of his or her annual target bonus for the year of termination or, in the case of Messrs. Stetson, the full amount of the applicable annual target bonus for the year of termination, and (iii) only in the case of Mr. Kumpf and Mrs. Chernay, all benefits which would otherwise have been payable. If a Change in Control Event were to occur, the applicable Named Executive Officer would be entitled to continue to receive for a period of one year from the date of termination (i) base salary, (ii) annual target bonus, (iii) in the case of Mr. Kumpf and Mrs. Chernay, all benefits and (iv) all stock options granted to the applicable Named Executive Officer would immediately vest.

Equity Plans

2005 Equity Incentive Plan.    The terms of the Company’s 2005 Equity Incentive Plan provide that all awards issued under the plan would accelerate and either become exercisable or vest, as applicable, immediately prior to any of the following: (i) a reorganization, merger, consolidation or similar transaction in which the surviving corporation is not the Company or a publicly owned corporation (or a subsidiary thereof) in which the stockholders of the Company immediately prior to the transaction continue to beneficially own 50% or more of the voting securities of the Company, (ii) a sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets, (iii) any acquisition of 50% or more of the voting securities of the Company excluding acquisitions by specified parties or (iv) any dissolution or liquidation of the Company. Upon the occurrence of some of the foregoing Change in Control Events, stock or other property to be delivered upon acceleration of any award may be placed in escrow, rather than actually delivered, under terms set by the Compensation and Corporate Governance Committee.

1996 Stock Plan.    The terms of the Company’s 1996 Stock Plan do not provide for the acceleration of all awards issued under the plan in the event of a change in control of the Company. Instead, the plan provides that acceleration upon a change in control is permitted and that the terms of the individual awards issued under the plan control whether the awards accelerate upon occurrence of a Change in Control Event.

Payments Upon a Change in Control Event.    If a Change in Control Event had occurred on December 31, 2007 that triggered acceleration of all of the equity awards outstanding to each Named Executive Officer under each of the 1996 Stock Plan and the 2005 Equity Incentive Plan that accelerate either by their terms or the terms of the applicable plan, the following amounts would have been paid to the Named Executive Officers:

Name	Stock Options(1)	Stock Awards(2)	Total
Bart C. Shuldman	$256,140	$129,330	$385,470

Steven A. DeMartino	42,132	63,228	105,360

Michael S. Kumpf	26,299	57,480	83,779

James B. Stetson	19,601	43,110	62,711

Tracey S. Chernay	—	47,900	47,900

(1)	Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $4.79 per share of our common stock on December 31, 2007, which was the last trading day of the year.

(2)	Accelerated stock awards were valued using the closing price of $4.79 per share of our common stock on December 31, 2007, which was the last trading day of the year.

PAYMENTS UPON A TERMINATION EVENT

The following table summarizes the potential payments to each Named Executive Officer, over the course of the applicable time period for which such payments would be owed, assuming that a Termination Event occurred on December 31, 2007, the last day of the Company’s fiscal year.

Name	Base Salary	Pro Rata Portion of Annual Target Bonus	Benefits(1)	Stock Options	Stock Awards	Total
Bart C. Shuldman	$851,760	$319,410	$87,284	—	—	$1,258,454

Steven A. DeMartino	236,900	118,450	9,648	—	—	364,998

Michael S. Kumpf	100,000	35,000	3,819	—	—	138,819

James B. Stetson	70,000	—	—	—	—	70,000

Tracey S. Chernay	77,800	—	2,805	—	—	80,605

The following assumptions were used to calculate these payments:

(1)	Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company’s cost of medical premiums is included here.

PAYMENTS UPON A CHANGE IN CONTROL AND TERMINATION EVENT

The following table summarizes the potential payments to each Named Executive Officer, over the course of the applicable time period for which such payments would be owed, assuming that a Change in Control and Termination Event occurred on December 31, 2007, the last day of the Company’s fiscal year.

Name	Base Salary	Annual Target Bonus	Benefits(1)	Stock Options(2)	Stock Awards(3)	Total
Bart C. Shuldman	$1,277,640	$958,230	$130,926	$256,140	$129,330	$2,752,266

Steven A. DeMartino	473,800	236,900	19,295	42,132	63,228	835,335

Michael S. Kumpf	200,000	70,000	7,639	26,299	57,480	361,418

James B. Stetson	140,000	—	—	19,601	43,110	202,711

Tracey S. Chernay	155,600	—	5,609	—	47,900	209,109

The following assumptions were used to calculate these payments:

(1)	Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company’s cost of medical premiums is included here.

(2)	Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $4.79 per share of our common stock on December 31, 2007, which was the last trading day of the year.

(3)	Accelerated stock awards were valued using the closing price of $4.79 per share of our common stock on December 31, 2007, which was the last trading day of the year.

Non-Competition Provisions That Apply to a Termination Event or Change in Control Event

Pursuant to Mr. Shuldman’s Employment Agreement, upon the occurrence of a Termination Event while he is receiving severance payments under the agreement, Mr. Shuldman agrees that for two years, or in the case of a Change in Control Event, for three years, that he will not directly or indirectly engage in any business or activity that is competitive with the Company in a geography where the Company is selling its products. Further, Mr. Shuldman agrees not to attempt to recruit any employees of the Company or encourage them to leave the Company and agrees not to encourage any of the Company’s customers to direct their business elsewhere. The other Named Executive Officers have the same provisions in their Severance Agreements, except that they apply for six months upon the occurrence of a Termination Event or one year upon the occurrence of a Change in Control Event and they are not contingent upon the payment of the benefits described in each agreement by the Company to the Named Executive Officer.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

Name	Fees Earned Or Paid in Cash ($)	Stock Options(2)($)	Stock Awards (3), (4)($)	Total ($)
Thomas R. Schwarz	$22,000	$5,805	$23,383	$51,188
Charles A. Dill	22,000	5,805	23,383	51,188
Graham Y. Tanaka	21,500	5,805	23,383	50,688
Bart C. Shuldman(1)	—	—	—	—

(1)	Mr. Shuldman did not receive any compensation for director services other than what is contained in the “Summary Compensation Table” above.

(2)	On May 15, 2007, Mr. Schwarz, Dill and Tanaka were each awarded 10,000 stock options granted under the Company’s 2005 Equity Incentive Plan. The amounts shown here represent compensation expense incurred by us in 2007 in connection with those options, calculated in accordance with SFAS 123(R). Each of these option grants have an aggregate grant date fair value of $47,774, or $4.77 per share, computed in accordance with SFAS 123R. For information on the valuation assumptions with respect to these awards, refer to note 12 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.

(3)	The amounts shown represent compensation expense incurred in 2007 in connection with previously granted stock awards, calculated in accordance with SFAS 123(R), as discussed in footnote 12 to the Financial Statements in the Company’s filing on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

(4)	As of December 31, 2007, Mr. Schwarz held 60,000 fully vested stock options at exercise prices ranging from $2.33 to $31.82 and 7,000 shares of unvested restricted stock grants as well as 10,000 unvested stock options at an exercise price of $6.38, Mr. Dill held 45,000 fully vested stock options at exercise prices ranging from $5.93 to $31.82 and 7,000 shares of unvested restricted stock grants as well as 10,000 unvested stock options at an exercise price of $6.38, Mr. Tanaka held 60,000 fully vested stock options at exercise prices ranging from $2.33 to $31.82 and 7,000 shares of unvested restricted stock grants as well as 10,000 unvested stock options at an exercise price of $6.38, and Mr. Shuldman held no stock option or restricted stock grants other than those shown in the “Outstanding Equity Awards at 2007 Fiscal Year-End” table above.

During the year ended December 31, 2007, each outside director of the Company received as compensation for services rendered: (i) a retainer of $2,500 for each fiscal quarter served as director, (ii) $1,000 for each Board of Directors meeting attended, (iii) $500 for each Board of Directors committee meeting attended, (iv) $500 for each telephonic Board of Directors meeting, and (v) $250 for each telephonic committee meeting. Chairs of committees received $750 for each committee meeting attended and $500 for each telephonic meeting. Directors are also reimbursed for reasonable expenses incurred in attending meetings.

Each non-employee director receives an annual grant of 10,000 stock options, pursuant to the terms of the Company’s 2005 Equity Incentive Plan. The stock options will vest at the rate of 20% per year beginning on the first anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Board’s Compensation and Corporate Governance Committee has served as an officer or employee of the Company at any time. None of the Company’s executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board. None of the Company’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Board’s Compensation and Corporate Governance Committee.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholder proposals submitted for inclusion in next year’s proxy materials must be received by the Secretary of the Company on or before January 2, 2009. Proposals should be addressed to TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary. Stockholders who wish to make a proposal at the 2009 Annual Meeting without regard to whether it will be included in the Company’s proxy materials should notify the Company no later than February 27, 2009. If a Stockholder who wishes to present a proposal fails to notify the Company by the due date, the proxies that the Company solicits for the meeting will accord them discretionary authority to vote on the Stockholder’s proposal if it is properly brought before the meeting.

PROCEDURES FOR SUBMITTING DIRECTOR NOMINATIONS AND RECOMMENDATIONS

Stockholders may nominate candidates for election to the Board of Directors if the proper nomination procedures specified in the Company’s By-Laws are followed. All nominations by stockholders must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 nor more than 60 days prior to the meeting at which election of directors will take place; however, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, nominations will be timely if received not later than 10 days after notice was given or public disclosure was made. A stockholder’s notice must set forth in writing (i) for each person proposed to be nominated, all information relating to each such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to be named in the proxy and to serving as a director, and (ii) for the stockholder giving notice, the (x) name and address of such stockholder as they appear on the Company’s books, and (y) the class and number of shares of the Company beneficially owned by such stockholder.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS POLICY

Any stockholder wishing to communicate directly with members of the Board of Directors should do so in writing. All correspondence addressed to the Board as a whole, to its independent directors, to any of its Committees or Committee Chairs, or to individual Board members should be mailed to the following address:

Board of Directors/Independent Directors/Committee/Director

c/o Secretary

TransAct Technologies Incorporated

One Hamden Center

2319 Whitney Avenue, Suite 3B

Hamden, CT 06518

•	You are welcome to communicate anonymously or confidentially.

•

All correspondence addressed to an individual director or Committee Chair, and marked “Confidential”, will be collected in the office of the Secretary and forwarded unopened to the individual director.

•	Other correspondence will be opened by the Secretary, reviewed, copied and directed as follows:

¡	Concerns regarding the Company’s accounting, internal accounting controls or auditing matters will be referred to the members of the Audit Committee.

¡	Nominations or recommendations of candidates for election to the Board of Directors will be referred to members of the Nominating Committee.

•

Other correspondence will be copied by the Secretary and forwarded to all of the members of the Board of Directors (or its independent directors, if so addressed) unless the stockholder directs otherwise.

•

A Stockholder may request written acknowledgement of the receipt of his or her correspondence, which will be provided by the Secretary or, in the case of correspondence marked “Confidential”, by the individual director or Committee Chair to whom it is addressed.

ANNUAL REPORT

A COPY OF THE COMPANY’S SECURITIES AND EXCHANGE COMMISSION ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE ADDRESSED TO: TRANSACT TECHNOLOGIES INCORPORATED, STOCKHOLDER RELATIONS DEPARTMENT, ONE HAMDEN CENTER, 2319 WHITNEY AVENUE, SUITE 3B, HAMDEN, CT 06518.

GENERAL

The accompanying proxy will be voted as specified thereon. Unless otherwise specified, proxies will be voted for the directors nominated by the Board of Directors, and for ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008. As of the date of this Proxy Statement, the Board of Directors is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of the stockholders arise at the Annual Meeting, the proxies confer upon the persons named in the accompanying proxy the authority to vote in respect of any such other matter in accordance with the recommendation of the Board of Directors.

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company, as follows: TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company’s Secretary or other person responsible for tabulating votes on behalf of the Company.

The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use the telephone or otherwise to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or owned by others, to send this proxy material to and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

No director or executive officer of the Company has any direct or indirect substantial interest, whether by security holdings or otherwise, in the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company’s 2008 fiscal year.

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

April 30, 2008

TRANSACT TECHNOLOGIES INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 28, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

TRANSACT TECHNOLOGIES INCORPORATED

The undersigned stockholder of TransAct Technologies Incorporated (the “Company”) does hereby nominate, constitute and appoint Bart C. Shuldman and Steven A. DeMartino, or either of them, with full power to act alone, my true and lawful attorney with full power of substitution, for me and in my name, place and stead to vote all of the shares of Common Stock of the Company standing in my name on its books on April 4, 2008, at the Annual Meeting of its stockholders to be held at the Company’s executive offices located at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 on May 28, 2008 at 10:00 a.m., or at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

(TO BE SIGNED ON REVERSE SIDE)

PLEASE SIGN, DATE AND MAIL YOUR

PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS

TRANSACT TECHNOLOGIES INCORPORATED

MAY 28, 2008

☒ Please mark your votes as in this example.
	FOR	ABSTAIN

1. ELECTION OF DIRECTOR	☐	☐	Nominee:	Thomas R. Schwarz

	FOR	ABSTAIN

	☐	☐	Nominee:	Bart C. Shuldman

	FOR	ABSTAIN	AGAINST

2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR PROPOSAL 2. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR AND FOR PROPOSAL 2. THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

SIGNATURE		DATE	, 2008

SIGNATURE		DATE	, 2008
(SIGNATURE IF HELD JOINTLY)

NOTE:    Please sign exactly as name appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.